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                                  EXHIBIT 5.1



                         [OPINION OF MCBREEN & KOPKO]



May 11, 2000

Sonic Foundry, Inc.
754 Williamson Street
Madison, WI 53703

                      REGISTRATION STATEMENT ON FORM S-3

                         ____________________________

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 which you intend to file with the Securities and Exchange Commission on or about May 11, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 4,045,556 shares of your Common Stock issued, and 675,000 Shares of your Common Stock issuable upon conversion of the Warrants (the "Shares") to be sold by certain stockholders described in the Registration Statement (the "Selling Stockholders"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."

     It is our opinion that the Shares, when sold by the Selling Stockholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Sincerely,
MCBREEN & KOPKO

/s/ MCBREEN & KOPKO